CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of CG Funds Trust regarding the Prospectus and Statement of Additional Information of CG Core Total Return Fund, a series of CG Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 26, 2018